Dillard's, Inc. - Amendment to By-laws

Section 1 of ARTICLE VI of the By-laws of the Corporation shall be amended and restated to read as follows:

Section 1.

(a)           The shares of stock of the Corporation shall be either certificated or uncertificated, as determined by the Board of Directors.  Each such share of stock may be issued in book-entry form and otherwise eligible for registration under a direct registration system.

(b)           Every holder of duly issued certificated shares of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman or Vice-Chairman of the Board of Directors or the President or a Vice-President, and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.  If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.